                                                                   EXHIBIT 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

Combined Balance Sheets



Unaudited (In thousands, except shares)                March 31,   December 31,
                                                         1997         1996
                                                       ---------    ----------
ASSETS
Investments in real estate
  Land                                                 $  51,723      $  52,891
  Buildings and improvements                             398,203        406,672
                                                       ---------      ---------
                                                         449,926        459,563
  Less - Accumulated depreciation                       (110,692)      (112,614)
                                                       ---------      ---------
    Total investments in real estate                     339,234        346,949

Investment in joint venture                               31,191         30,776

Mortgage loans receivable                                 26,999         42,266

Other assets
  Cash and cash equivalents                               39,613          2,951
  Accounts receivable and prepayments                      8,323          8,440
  Deferred charges and other, net                          5,328          5,225
  Unamortized debt issue costs                             3,770          3,923
                                                       ---------      ---------
                                                       $ 454,458      $ 440,530
                                                       =========      =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans and note payable                      $ 120,199      $ 129,068
  Senior notes                                           100,000        100,000
  Bank loans                                                             25,800
  Accounts payable and accrued liabilities                17,978         14,549
  Deferred obligations                                    10,821         10,825
  Deferred capital gains and other deferred income         7,718          7,735

Shareholders' equity, including shares of
  beneficial interest, $1 par, unlimited
  authorization, outstanding 1997--21,625,503;
  1996--17,621,799                                       197,742        152,553
                                                       ---------      ---------
                                                       $ 454,458      $ 440,530
                                                       =========      =========

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------


Combined Statements of Income


Unaudited (In thousands, except per share data)             Three Months Ended
                                                                 March 31,
                                                           ----------------------

                                                              1997        1996
                                                           --------      --------

Revenues
  Rents                                                    $ 19,003      $ 18,463
  Interest - Mortgage loans                                     931         1,205
           - Short-term investments                             348             7
  Equity in income from joint venture                           337
  Management fees                                               767
  Other                                                         736           222
                                                           --------      --------
                                                             22,122        19,897
                                                           --------      --------

Expenses
  Property operating                                          6,914         7,166
  Real estate taxes                                           2,339         2,020
  Depreciation and amortization                               3,230         3,753
  Interest - Mortgage loans                                   2,426         1,825
           - Senior notes                                     2,219         2,326
           - Bank loans and other                               611         1,568
  General and administrative                                  2,205         2,116
                                                           --------      --------
                                                             19,944        20,774
                                                           --------      --------
Net income (loss) before preferred dividend                   2,178          (877)
Preferred dividend                                           (1,208)
                                                           --------      --------
Net income (loss) applicable to shares of
    beneficial interest                                    $    970      $   (877)
                                                           --------      --------


Per share

Net income (loss) applicable to shares of
    beneficial interest                                    $    .05      $   (.05)
                                                           --------      --------

Adjusted shares of beneficial interest                       20,511        17,262
                                                           --------      --------

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------


Combined Statements of Changes in Cash


Unaudited (In thousands)                                                     Three Months
                                                                            Ended March 31,
                                                                      ----------------------------

                                                                        1997              1996
                                                                      ----------        ----------

Cash provided by (used for) operations
  Net income (loss) before preferred dividend                          $  2,178      $  (877)
  Adjustments to reconcile net income (loss) to net
    cash provided by operations --
      Depreciation and amortization                                       3,230        3,753
      Increase in deferred charges, net                                    (313)        (329)
      Increase in deferred interest on
        mortgage investments, net                                           (65)         (96)
      (Decrease) increase in deferred obligations                            (4)          40
      Net changes in other assets and liabilities                         2,096        2,586
                                                                       --------      -------
        Net cash provided by operations                                   7,122        5,077
                                                                       --------      -------

Cash provided by (used for) investing
  Repayment of mortgage investment                                       16,200
  Principal received from mortgage investments                               47           42
  Proceeds from sale of properties                                        8,988        1,825
  Investment in capital and tenant improvements                          (4,143)      (8,662)
                                                                       --------      -------
        Net cash provided by (used for) investing                        21,092       (6,795)
                                                                       --------      -------

Cash provided by (used for) financing
  Increase in mortgage loans                                                          12,500
  (Decrease) increase in short-term loans                               (25,800)         100
  Repayment of mortgage loans - Normal payments                            (722)        (720)
                              - Balloon payments                         (8,301)
  Dividends paid to shares of beneficial interest                        (1,923)      (2,028)
  Dividends paid to preferred shares of beneficial interest              (1,248)
  Debt issue costs paid                                                     (23)        (611)
  Purchase of First Union shares                                                      (7,125)
  Sale of First Union shares                                             46,465           79
  Sale of interest rate protection agreement                                           1,025
  Other                                                                                    2
                                                                       --------      -------
        Net cash provided by financing                                    8,448        3,222
                                                                       --------      -------
Increase in cash and cash equivalents                                    36,662        1,504
Cash and cash equivalents at beginning of period                          2,951        3,402
                                                                       --------      -------
Cash and cash equivalents at end of period                             $ 39,613      $ 4,906
                                                                       --------      -------


Notes to Combined Financial Statements

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In January 1997, the Trust sold a shopping center in Wilkesboro, North Carolina for $9 million in cash resulting in a loss of $4.9 million. In February 1996, the Trust sold two office buildings in Cleveland, Ohio for $1.8 million in cash and a $7 million mortgage note, which was subsequently repaid, resulting in a loss of $5.6 million. Both losses had been previously recognized during the fourth quarter of 1995 as part of a $14 million unrealized loss on carrying value of assets identified for disposition.